Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Inducement Award of Casa Systems, Inc. of our reports dated March 15, 2023, with respect to the consolidated financial statements of Casa Systems, Inc. and the effectiveness of internal control over financial reporting of Casa Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 31, 2023